                                  EXHIBIT 11.0



                 IHOP CORP. AND SUBSIDIARIES STATEMENT REGARDING
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                                                   Three Months                   Six Months
                                                                                       Ended                        Ended
                                                                                      June 30,                      June 30,
                                                                            ------------------------     -------------------------
                                                                                2000            1999         2000            1999
                                                                            --------        --------      ----------       --------
NET INCOME PER COMMON SHARE BASIC
  Weighted average shares outstanding.................................        19,988          19,935          20,026       19,876
                                                                             =======         =======         =======      =======

  Net income available to common shareholders.........................         8,294         $ 7,852         $15,523      $14,437
                                                                             =======         =======         =======      =======

  Net income per share-basic..........................................       $  0.41         $  0.39         $  0.78      $  0.73
                                                                             =======         =======         =======      =======

NET INCOME PER COMMON SHARE DILUTED

  Weighted average shares outstanding.................................        19,988          19,935          20,026       19,876

  Net effect of dilutive stock options based on the treasury stock
     method using the average market price............................           214             450             197          421
                                                                             -------         -------         -------      -------

  Total...............................................................        20,202          20,385          20,223       20,297
                                                                             =======         =======         =======      =======

  Net income available to common shareholders.........................       $ 8,294         $ 7,852         $15,523      $14,437
                                                                             =======         =======         =======      =======

  Net income per share-diluted........................................       $  0.41       $    0.39         $  0.77      $  0.71
                                                                             =======       =========         =======      =======